Exhibit 99.1

Bidz.com Announces Financial Results for the Fourth Quarter and the Full Year 2008

•                  2008 revenues increase 10.8% year-over-year to $207.4 million

•                  2008 pre-tax income increases 16.1% year-over-year to $24.0 million

•                  2008 cash flow from operations of $18.6 million

•                  Strong financial position with approximately $4.5 million in cash, $32.8 million in positive working capital and zero debt

•                  Authorized a significant increase in its share buyback program to $33.5 million

CULVER CITY, Calif., February 23, 2009 – Bidz.com (NASDAQ: BIDZ), a leading online retailer of jewelry, announced results for the fourth quarter and fiscal year ended December 31, 2008.

Net revenue for the fourth quarter of 2008 was $35.1 million, compared with $63.2 million reported in the fourth quarter of 2007, with domestic and international sales representing 72.1% and 27.9% of sales, respectively.

In the fourth quarter 2008, gross profit was approximately $12.1 million, compared with $19.8 million in the fourth quarter of 2007.  Gross margins in the fourth quarter of 2008 were 34.4%, compared with 31.2% in the same period of 2007. During the fourth quarter, unlike many other retailers, the Company did not promote significantly or use heavy discounting and as a result, the Company was able to better preserve its profit margins.

“Given the unprecedented challenges that we and most companies faced over the holiday season, we are very pleased to report EPS in-line with our previously issued EPS guidance range,” said Leon Kuperman, the Company’s President. “Importantly, we increased our fourth quarter gross margins by 320 basis points. We believe our ability to deliver these positive results in this environment reflect both the strength and flexibility of our business model and the tremendous value we offer to consumers. While the retail spending environment remains exceedingly difficult and we expect will continue to be so through 2009, we believe that our focus on profitability and gross margins combined with our ongoing cost cutting initiatives, will allow us to remain profitable and financially strong while increasing our market share in the global jewelry market.”

“Looking ahead, we remain intensely focused on executing on our strategic initiatives that will continue to enhance the Bidz.com customer experience in all areas,” continued, Mr. Kuperman. “In times of rapid change, the right execution model is imperative and we are acting quickly to ensure we have the proper structure in place to manage and maximize our business in the current environment.”

Operating expenses in the fourth quarter 2008 were $7.6 million compared to $11.4 million in the prior year period. The significant dollar decrease in expenses was primarily due to the Company’s aggressive cost cutting initiatives to downsize the number of employees to 165 from 240 in 2007, as well as many other spending reductions in all areas of operations and administration.

The Company’s pre-tax income for the fourth quarter of 2008 was $4.5 million, compared to $8.4 million in the prior year period. The Company’s income tax expense increased to $1.6 million in the fourth quarter of 2008, compared to $32,000 in prior year period, and the effective tax rate increased to 35.1% from 0.4%. It is important to note that the Company became fully taxed in 2008 since all of its operating loss carry forwards were utilized in 2007.

Net income for the fourth quarter of 2008 was $2.9 million, or $0.13 per fully diluted share on 23.3 million weighted average shares outstanding, compared to net income of $8.2 million, or $0.29 per fully diluted share on 28.5 million weighted average shares outstanding in the same period of 2007, when the Company was still utilizing its NOLs. The Company’s sufficient flexibility and control over variable costs in the operating structure allowed it to meet its EPS guidance.

For the twelve months ended December 31, 2008:

•                  Net revenue was $207.4 million, a 10.8% increase compared with $187.1 million reported for the twelve months ended December 31, 2007.

•                  Gross profit increased 7.8% to $58.7 million in 2008 from $54.4 million in 2007.  Gross margins in 2008 were 28.3% compared with 29.1% in the prior year.

•                  Operating expenses for the year saw positive leverage and were $34.6 million, or 16.7% of revenue, compared to $33.5 million, or 17.9% of revenue in the same period a year ago.

•                  Income from operations increased to $24.1 million, or 11.6% of revenue, as compared to $20.9 million, or 11.2% of revenue in the prior year.

•                  Pre-tax income increased 16.1% to $24.0 million, compared to $20.7 million in 2007.

•                  Net income for 2008 was $14.4 million, compared to $18.1 million, in 2007.

•                  Income tax expenses were $9.6 million, with an effective tax rate of 40.0%, compared to $2.5 million with an effective tax rate of 12.3% in the prior year period.

•                  2008 EPS was $0.57 per fully diluted share on 25.1 million weighted average shares outstanding, compared to fully diluted 2007 EPS of $0.69 on 26.3 million weighted average shares outstanding.

As of December 31, 2008, the Company had approximately $4.5 million in cash. Additionally, the Company has no long-term debt and a zero balance on its $25 million line of credit. The Company believes that its positive cash flow, strong liquidity and revolving line of credit are among its core financial strengths. The Company continues to improve its financial position and has the balance sheet strength, liquidity and free cash flow it needs to make progress on its core strategies, as the Company works navigates the current economic downturn.

Additionally, the Company announced that its Board of Directors authorized a significant increase in its share buyback program by $13.5 million to $33.5 million. The Company has repurchased a total of $13.5 million of its outstanding common stock, leaving $20 million of authorized capacity available for repurchases at the Company’s discretion.

2008 Highlights and Accomplishments:

•      The Company completed a major upgrade of its auction platform. The new system has high availability, faster end-user response time and greater scalability among other key features

•      The Company received approval for an increase in its revolving credit line to $25 million, from $15 million, with Bank of America, as well as board authorization to significantly increase its share repurchase program to $20 million from $5 million

•      The Company announced the launch of Buyz.com

•      The Company was selected for ‘‘e-tailer of the Year’’ by IDCA, the Indian Diamond & Colorstone Association, based on excelling in the sale of Indian diamonds, gemstones, and jewelry.

•      The Company continued to climb in internet rankings. Bidz is now ranked the number three site in the shopping/auction category, following eBay.com and eBayUK according to Ranking.com

•      The Company launched a Spanish language version of its online auction site in May, Arabic in October and German in December

•      The Company acquired a $23.9 million lot of finished jewelry in the bankruptcy auction of LID Ltd., one of the world’s largest manufacturers of diamond jewelry

•      The Company was added to the Russell 2000, 3000, Microcap and Global Indices on June 27, 2008

•      As of December 31, 2008 the Company had spent a total of $13.5 million to repurchase approximately 1.9 million of its shares at an average price of $7.23, as part of its share buyback program

•      The Company promoted Leon Kuperman to President

The Company was notified recently by the SEC of a formal investigation relating to certain aspects of its inventory accounting practices, as well as other matters. The Company intends to fully cooperate with the SEC regarding this matter. The Company remains confident its inventory accounting is correct and in full accordance with GAAP.

Business Outlook/Guidance

The Company is introducing new revenue guidance for the first quarter of 2009 of $30-$32 million, gross profit margin of approximately 30%, pre-tax income of approximately $1.8-$2.0 million and, fully taxed GAAP EPS of $0.04-$0.05.

Investor Conference Call

Bidz.com’s quarterly earnings conference call is scheduled to begin later today (February 23, 2009) at 1:30 p.m., Pacific Time.  The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at http://investors.bidz.com/.

For those unable to participate during the live broadcast, the webcast will be archived for 90 days and a replay will be available beginning Monday, February 23, 2009 at 7:30 p.m. ET, through March 9, 2009 at 12:00 a.m. ET. To access the replay, dial 800-406-7325 (U.S.) or 303-590-3030 (International), and use passcode: 3932985.

About Bidz.com

Bidz.com, founded in 1998, is an online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz.com’s auctions are also available in Spanish, German and Arabic. To learn more about Bidz.com visit its website at www.bidz.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements.  The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements.  We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs.  Risks and uncertainties include that our common stock is subject to short selling and trading, and prices of our stock may be volatile; that we are subject to “prank” bidding; that we may face increasing costs to acquire new customers; the ability of the Company to attract customers to its website and offer attractive products; the ability to maintain profit levels while expanding international sales; the ability to detect fraud if we fail to maintain an effective system of internal controls; the ability to maintain our website, electronic data processing systems, and systems hardware; the ability  to forecast accurately net revenue and plan for expenses; that we do not have a guaranteed supply of jewelry products and that we have a heavy concentration of inventory purchase from our top two suppliers; the ability to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings.  Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contacts:

Investor Relations:

ICR

Andrew Greenebaum or Patricia Dolmatsky, 310.954.1100

Bidz.com, Inc.

Balance Sheets

(in thousands, except share data and per share)

	December 31,
	2007	2008

Assets
Current assets:
Cash	$4,808	$4,456
Accounts receivable	2,146	591
Inventories, net of reserves of $1,075 and $820 at December 31, 2007 and December 31, 2008, respectively	56,686	37,657
Other receivable (includes related party amounts of $673 and $102 at December 31, 2007 and December 31, 2008, respectively)	3,002	1,041
Current deferred tax assets	2,121	1,950
Other current assets	485	689
Total current assets	69,248	46,384
Long term deferred tax asset	129	84
Property and equipment, net	1,323	1,672
Intangible asset	161	161
Deposits	104	104
Total assets	$70,965	$48,405

Liabilities and Stockholders’ Equity
Current liabilities:
Revolving credit line	$5,924	$—
Accounts payable (includes related party amounts of $5,050 and $1,364 at December 31, 2007 and December 31, 2008, respectively)	26,050	9,636
Accrued expenses	4,509	3,091
Deferred revenue	2,900	872
Total current liabilities	39,383	13,599

Commitments and contingencies (Note 14)

Stockholders’ equity:
Preferred stock: par value $0.001; authorized 4,000,000 shares; none issued and outstanding at December 31, 2007 and December 31, 2008, respectively	—	—
Common stock: par value $0.001; authorized 100,000,000 shares; issued and outstanding 24,556,354 and 22,917,918 at December 31, 2007 and December 31, 2008, respectively	25	23
Additional paid in capital	36,961	24,520
Shares held in treasury, at cost; 100,000 and 0 shares at December 31, 2007 and December 31, 2008, respectively	(886)	—
Employees share purchase receivable	(1,086)	(708)
Accumulated earnings (deficit)	(3,432)	10,971
Total stockholders’ equity	31,582	34,806
	$70,965	$48,405

Bidz.com, Inc.

Statements of Income

(in thousands, except share and per share data)

	Year Ended		Three Months Ended December
	December 31,		31,
	2007	2008	2007	2008

Net revenue:
Merchandise sales	$186,830	$177,089	$63,169	$35,078
Wholesale merchandise sales	—	29,886	—	—
Other revenue	301	435	64	61
	187,131	207,410	63,233	35,139
Cost of revenue	132,683	148,688	43,482	23,064
Gross Profit	54,448	58,722	19,751	12,075
Operating expenses:
General and administrative	20,458	21,209	5,684	4,355
Sales and marketing	12,578	12,681	5,552	3,037
Depreciation and amortization	498	690	152	185
Total operating expenses	33,534	34,580	11,388	7,577
Income from operations	20,914	24,142	8,363	4,498
Other income - interest income	41	40	8	16
Other expense - interest (expense)	(291)	(182)	(126)	(6)
Income before income tax expense	20,664	24,000	8,245	4,508
Income tax expense	2,538	9,597	32	1,584
Net income	$18,126	$14,403	$8,213	$2,924

Net income per share available to common shareholders - basic	$0.77	$0.61	$0.34	$0.13
Net income per share available to common shareholders - diluted	$0.69	$0.57	$0.29	$0.13
Weighted average number of shares outstanding - basic	23,567,995	23,798,338	24,150,069	23,312,209
Weighted average number of shares outstanding - diluted	26,266,008	25,069,509	28,507,483	23,313,289

Bidz.com, Inc.

Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2006	2007	2008

Cash flows provided by (used for) operating activities:
Net income	$5,389	$18,126	$14,403

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	273	498	686
Loss on disposal of fixed asset	—	—	4
Change in inventory reserve	130	614	(255)
Impairment in employees share purchase receivable	—	—	256
Amortization of deferred stock-based compensation	100	—	—
Stock-based compensation	235	774	641
Changes in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(1,044)	(216)	1,555
Inventories	(18,517)	(22,992)	19,284
Other receivable	—	(3,002)	1,961
Current deferred tax assets	—	(2,121)	171
Other current assets	(1,034)	357	(204)
Deposits	115	21	—
Increase (decrease) in liabilities:
Post-dated check financing	(5,315)	—	—
Accounts payable	14,690	4,413	(16,414)
Accrued expenses	178	2,557	(1,418)
Deferred revenue	2,358	(1,035)	(2,028)
Net cash provided by (used for) operating activities	(2,442)	(2,006)	18,642

Cash flows provided by (used for) investing activities:
Capital expenditures	(367)	(1,354)	(1,058)
Proceeds from sale of fixed asset	—	—	19
Net cash used for investing activities	(367)	(1,354)	(1,039)
Cash flows provided by (used for) financing activities:
Revolving credit line	3,941	1,983	(5,924)
Long term deferred tax assets	—	(129)	45
Issuance of common stock	—	—	5
Employees share purchase receivable		(1,086)	122
Retirements of common stock from net vesting of restricted stocks	(690)	—	(10)
Proceeds from exercise of stock options	—	4,772	2,095
Retirements of common stock from net exercise of stock options	—	—	(2,480)
Tax benefit from exercise of stock options	—	3,155	716
Purchase of treasury stock	(90)	(886)	(12,524)
Net cash provided by (used for) financing activities	3,161	7,809	(17,955)

Net increase (decrease) in cash	352	4,449	(352)
Cash, beginning of period	7	359	4,808
Cash, end of period	$359	$4,808	$4,456

Supplemental disclosure of cash flow information:
Interest paid	$48	$291	$182
Income taxes paid	$323	$502	$9,874
Supplemental disclosure of non-cash investing and financing activities:
Retirement of property and equipment	$17	$293	$9
Retirement of treasury shares	$—	$90	$13,410